                                  EXHIBIT 99.1



                 RESTATED CONSOLIDATED FINANCIAL STATEMENTS AND
               SUPPLEMENTARY DATA OF KENT ELECTRONICS CORPORATION

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS



Board of Directors and Stockholders
Kent Electronics Corporation


           We have audited the consolidated balance sheets of Kent Electronics Corporation and Subsidiaries as of April 1, 2000 and April 3, 1999, and the related consolidated statements of earnings, cash flows and stockholders' equity for each of the three years in the period ended April 1, 2000. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

           We conducted our audits in accordance with generally accepted auditing standards in the United States. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

           In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Kent Electronics Corporation and Subsidiaries as of April 1, 2000 and April 3, 1999, and the consolidated results of their operations and their cash flows for each of the three years in the period ended April 1, 2000, in conformity with generally accepted accounting principles in the United States.


                                              GRANT THORNTON LLP

Houston, Texas
May 8, 2000

                  KENT ELECTRONICS CORPORATION AND SUBSIDIARIES

                           CONSOLIDATED BALANCE SHEETS
                        (IN THOUSANDS, EXCEPT SHARE DATA)

                                                                          December 30,       April 1,          April 3,
                               ASSETS                                        2000              2000              1999
                                                                           ---------         ---------         ---------
                                                                          (Unaudited)
CURRENT ASSETS
   Cash and cash equivalents (including temporary
      investments of $228,744 at December 30, 2000, $105,164
      at April 1, 2000 and $206,919 at April 3, 1999) ...............      $ 212,753         $ 101,052         $ 207,942
   Accounts receivable, net .........................................        197,036           149,161            72,956
   Notes receivable .................................................         63,256              --                --
   Inventories
      Materials and purchased products ..............................        118,486           124,939            80,052
      Work in process ...............................................          3,045             1,002              --
                                                                           ---------         ---------         ---------
                                                                             121,531           125,941            80,052
   Net assets of discontinued operations ............................           --             143,795           131,886
   Other ............................................................          9,593            12,594            17,210
                                                                           ---------         ---------         ---------
       Total current assets .........................................        604,169           532,543           510,046
PROPERTY AND EQUIPMENT
   Land .............................................................          4,990             4,990             4,990
   Buildings ........................................................         20,025            19,627            20,017
   Equipment, furniture and fixtures ................................         59,076            58,808            52,651
   Leasehold improvements ...........................................          1,052             1,541             1,296
                                                                           ---------         ---------         ---------
                                                                              85,143            84,966            78,954
      Less accumulated depreciation and amortization ................        (30,080)          (29,209)          (23,744)
                                                                           ---------         ---------         ---------
                                                                              55,063            55,757            55,210
OTHER ASSETS ........................................................         16,125            10,429             7,095
COST IN EXCESS OF NET ASSETS ACQUIRED, less
   accumulated amortization of $7,269 at December 30, 2000,
   $5,176 at April 1, 2000 and $3,130 at April 3, 1999 ..............        101,071           103,164            14,864
                                                                           ---------         ---------         ---------
                                                                           $ 776,428         $ 701,893         $ 587,215
                                                                           =========         =========         =========
                 LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES
   Accounts payable .................................................      $  72,347         $  82,782         $  33,171
   Accrued compensation .............................................         27,281            23,877            11,775
   Other accrued liabilities ........................................         34,402            16,202             5,589
   Income taxes .....................................................         10,213               589              --
   Current maturities of long-term debt .............................          4,000             4,000              --
                                                                           ---------         ---------         ---------
       Total current liabilities ....................................        148,243           127,450            50,535

LONG-TERM DEBT, less current maturities .............................        212,000           212,000           207,000
DEFERRED INCOME TAXES ...............................................         11,899            11,824             8,511
LONG-TERM LIABILITIES ...............................................          7,061             5,887              --
COMMITMENTS AND CONTINGENCIES .......................................           --                --                --
STOCKHOLDERS' EQUITY
   Preferred stock, $1 par value per share; authorized 2,000,000
      shares; none issued ...........................................           --                --                --
   Common stock, no par value; authorized 60,000,000 shares;
      28,677,737 shares issued and 28,627,737 shares
      outstanding at December 30, 2000; 28,375,032 shares
      issued and 28,325,032 shares outstanding at April 1,
      2000 and 28,013,375 shares issued and 27,963,375 shares
      outstanding at April 3, 1999 ..................................         74,690            68,579            63,553
   Additional paid-in capital .......................................        118,464           117,797           117,511
   Retained earnings ................................................        205,048           159,333           141,082
                                                                           ---------         ---------         ---------
                                                                             398,202           345,709           322,146
   Less common stock in treasury - at cost, 50,000 shares ...........           (977)             (977)             (977)
                                                                           ---------         ---------         ---------
                                                                             397,225           344,732           321,169
                                                                           ---------         ---------         ---------
                                                                           $ 776,428         $ 701,893         $ 587,215
                                                                           =========         =========         =========

        The accompanying notes are an integral part of these statements.

                  KENT ELECTRONICS CORPORATION AND SUBSIDIARIES

                       CONSOLIDATED STATEMENTS OF EARNINGS
                      (IN THOUSANDS, EXCEPT PER SHARE DATA)


                                                                 Thirty-Nine Weeks Ended               Fiscal Years Ended
                                                                --------------------------    -------------------------------------
                                                                December 30,    January 1,    April 1,      April 3,      March 28,
                                                                    2000          2000          2000          1999          1998
                                                                  ---------     ---------     ---------     ---------     ---------
                                                                 (Unaudited)   (Unaudited)

Net sales ....................................................    $ 693,768     $ 522,001     $ 742,837     $ 455,694     $ 418,301

Cost of sales ................................................      549,585       412,643       586,538       356,237       317,577
                                                                  ---------     ---------     ---------     ---------     ---------
    Gross profit .............................................      144,183       109,358       156,299        99,457       100,724

Selling, general and administrative expenses .................      106,427        86,893       122,293        90,240        78,390
                                                                  ---------     ---------     ---------     ---------     ---------
   Operating profit ..........................................       37,756        22,465        34,006         9,217        22,334

Other income (expense)
   Interest expense ..........................................       (8,060)       (7,727)      (10,470)      (10,495)       (5,272)
   Other - net (principally interest and dividend
      income) ................................................        7,632         4,386         5,579        11,127         7,040
                                                                  ---------     ---------     ---------     ---------     ---------
Earnings from continuing operations before income
   taxes .....................................................       37,328        19,124        29,115         9,849        24,102

Income taxes .................................................       14,930         7,680        11,692         3,984         9,648
                                                                  ---------     ---------     ---------     ---------     ---------
Earnings from continuing operations ..........................       22,398        11,444        17,423         5,865        14,454
Earnings (loss) from discontinued operations, net of
   income taxes ..............................................        5,317          (623)          828        (5,683)       20,972
Gain on disposal of discontinued operations, net
   of income taxes of $12,000 ................................       18,000          --            --            --            --
                                                                  ---------     ---------     ---------     ---------     ---------
        NET EARNINGS .........................................    $  45,715     $  10,821     $  18,251     $     182     $  35,426
                                                                  =========     =========     =========     =========     =========
Earnings from continuing operations per common share:
      Basic ..................................................    $    0.79     $    0.41     $    0.62     $    0.21     $     .54
                                                                  =========     =========     =========     =========     =========
      Diluted ................................................    $    0.76     $    0.40     $    0.60     $    0.21     $     .51
                                                                  =========     =========     =========     =========     =========
Net earnings per common share:
      Basic ..................................................    $    1.60     $    0.39     $    0.65     $    0.01     $    1.33
                                                                  =========     =========     =========     =========     =========
      Diluted ................................................    $    1.55     $    0.38     $    0.63     $    0.01     $    1.26
                                                                  =========     =========     =========     =========     =========
Weighted average shares:
   Basic .....................................................       28,492        28,008        28,062        27,674        26,598
                                                                  =========     =========     =========     =========     =========
   Diluted ...................................................       29,461        28,680        28,888        28,099        28,097
                                                                  =========     =========     =========     =========     =========

        The accompanying notes are an integral part of these statements.

                  KENT ELECTRONICS CORPORATION AND SUBSIDIARIES

                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                                     Thirty-Nine Weeks Ended             Fiscal Years Ended
                                                                     ------------------------   -----------------------------------
                                                                     December 30,  January 1,   April 1,     April 3,     March 28,
                                                                        2000         2000         2000         1999         1998
                                                                      ---------    ---------    ---------    ---------    ---------
                                                                     (Unaudited)  (Unaudited)
Cash flows from operating activities
   Earnings from continuing operations ............................   $  22,398    $  11,444    $  17,423    $   5,865    $  14,454
   Adjustments to reconcile earnings from continuing
      operations to net cash used by operating activities
        Depreciation and amortization .............................       7,252        5,525        7,955        5,170        4,906
        (Reduction in) provision for allowance for losses
           on accounts receivable .................................         (20)        (118)         589           98          302
        (Gain) loss on disposition of assets ......................        (243)          18           16         (445)           4
        Stock option expense ......................................         167          215          286          322          667
        Unrealized loss on trading securities .....................        --           --           --            327           54
        Net sales (purchases) of trading securities ...............        --           --           --         29,619      (30,000)
        Tax effect of common stock issued upon
           exercise of employee stock options .....................       2,759          362          308        3,944        7,218
        Change in assets and liabilities, net of effects from
           business acquisitions and disposition of assets
           Accounts receivable ....................................     (48,434)     (32,966)     (50,141)     (12,690)      (9,055)
           Inventories ............................................     (21,546)     (25,512)     (21,444)      (3,105)      (6,848)
           Notes receivable and other current assets ..............       1,754        3,650        6,639      (12,065)      (1,523)
           Other assets ...........................................      (2,696)         662        2,628        5,098       (7,575)
           Accounts payable .......................................      (3,039)      20,564       22,216       (2,720)      10,314
           Accrued compensation ...................................       3,510        2,407        9,931        1,904        3,146
           Other accrued liabilities ..............................          21        5,171        1,095          753            5
           Income taxes ...........................................      (2,376)        --            591       (2,946)         (81)
           Deferred income taxes ..................................          75           75        3,435        8,604        1,187

           Long-term liabilities ..................................       1,174         --           --         (1,792)          83
                                                                      ---------    ---------    ---------    ---------    ---------
                    Total adjustments .............................     (61,642)     (19,947)     (15,896)      20,076      (27,196)
                                                                      ---------    ---------    ---------    ---------    ---------
             Net cash (used) provided  by operating
               activities of continuing operations ................     (39,244)      (8,503)       1,527       25,941      (12,742)
                                                                      ---------    ---------    ---------    ---------    ---------
Cash flows from investing activities
   Capital expenditures ...........................................      (7,283)      (3,918)      (5,561)      (6,106)     (20,418)
   Business acquisitions ..........................................        --        (71,906)     (71,906)        --           --
   Proceeds from sale of assets ...................................      18,846           14           19        3,051           13

   Proceeds from sale of discontinued operations ..................     175,000         --           --           --           --
                                                                      ---------    ---------    ---------    ---------    ---------
             Net cash provided (used) by investing
               activities of continuing operations ................     186,563      (75,810)     (77,448)      (3,055)     (20,405)
                                                                      ---------    ---------    ---------    ---------    ---------
Cash flows from financing activities
   Issuance of long-term debt .....................................        --           --           --           --        207,000
   Payment on long-term debt of acquired businesses ...............        --        (24,605)     (24,605)        --           --
   Issuance of common stock .......................................       3,352        1,134        4,718        4,152        6,891
                                                                      ---------    ---------    ---------    ---------    ---------
              Net cash provided (used) by financing
                activities of continuing operations ...............       3,352      (23,471)     (19,887)       4,152      213,891
                                                                      ---------    ---------    ---------    ---------    ---------
Net increase (decrease) in cash from continuing
   operations .....................................................     150,671     (107,784)     (95,808)      27,038      180,744
Net (decrease) increase in cash from discontinued
    operations ....................................................     (38,970)     (10,027)     (11,082)         997      (25,887)
Cash and cash equivalents at beginning of period ..................     101,052      207,942      207,942      179,907       25,050
                                                                      ---------    ---------    ---------    ---------    ---------
Cash and cash equivalents at end of period ........................   $ 212,753    $  90,131    $ 101,052    $ 207,942    $ 179,907
                                                                      =========    =========    =========    =========    =========
Supplemental disclosures of cash flow information:
   Cash paid (received) during the period for:
        Interest ..................................................   $   4,658    $   4,658    $   9,315    $   9,345    $   4,118
        Income taxes ..............................................      18,016        1,694       (1,823)         787       15,138
   Non-cash investing and financing activities:
         Receivables from sale of redistribution assets
           and discontinued operations ............................      65,202         --           --           --           --
         Issuance of stock warrants ...............................         500         --           --           --           --

        The accompanying notes are an integral part of these statements.

                  KENT ELECTRONICS CORPORATION AND SUBSIDIARIES

                 CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY
    FISCAL YEARS ENDED MARCH 28, 1998, APRIL 3, 1999 AND APRIL 1, 2000, AND
                    THIRTY-NINE WEEKS ENDED DECEMBER 30, 2000
                                 (IN THOUSANDS)

                                                                        Common Stock           Additional
                                                                     --------------------       paid-in        Retained     Treasury
                                                                     Shares        Amount       capital        earnings      stock
                                                                     ------       -------       --------       --------      -----
BALANCE AT MARCH 29, 1997 ....................................       26,252       $41,348       $116,522       $105,474       $(977)

Common stock issued upon exercise of
    employee stock options, including tax effect .............          929        14,109           --             --          --
Amortization of unearned compensation related
    to stock option plans ....................................         --            --              667           --          --
Net earnings for the year ....................................         --            --             --           35,426        --
                                                                     ------       -------       --------       --------       -----
BALANCE AT MARCH 28, 1998 ....................................       27,181        55,457        117,189        140,900        (977)

Common stock issued upon exercise of
    employee stock options, including tax effect .............          782         8,096           --             --          --
Amortization of unearned compensation related
    to stock option plans ....................................         --            --              322           --          --
Net earnings for the year ....................................         --            --             --              182        --
                                                                     ------       -------       --------       --------       -----
BALANCE AT APRIL 3, 1999 .....................................       27,963        63,553        117,511        141,082        (977)

Common stock issued upon exercise of
    employee stock options, including tax effect .............          362         5,026           --             --          --
Amortization of unearned compensation related
    to stock option plans ....................................         --            --              286           --          --
Net earnings for the year ....................................         --            --             --           18,251        --
                                                                     ------       -------       --------       --------       -----
BALANCE AT APRIL 1, 2000 .....................................       28,325        68,579        117,797        159,333        (977)

Common stock issued upon exercise of
    employee stock options, including tax effect
    (unaudited) ..............................................          303         6,111           --             --          --
Amortization of unearned compensation related
    to stock option plans (unaudited) ........................         --            --              167           --          --
Stock warrants (unaudited) ...................................         --            --              500           --          --
Net earnings for the thirty-nine weeks (unaudited) ...........         --            --             --           45,715        --
                                                                     ------       -------       --------       --------       -----
BALANCE AT DECEMBER 30, 2000 .................................       28,628       $74,690       $118,464       $205,048       $(977)
                                                                     ======       =======       ========       ========       =====

         The accompanying notes are an integral part of this statement.

           DESCRIPTION OF BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES

DESCRIPTION OF BUSINESS

Kent Electronics Corporation (the "Company") is a national specialty electronics distributor and network integrator. The Company's customers are primarily industrial users, original equipment manufacturers, financial institutions, service organizations, and education and governmental agencies located primarily throughout the United States.

On October 10, 2000, the Company sold K*TEC Electronics Corporation, its contract manufacturing operation. The financial data related to K*TEC is accounted for as a discontinued operation for all periods presented. See footnote titled Discontinued Operations.

PRINCIPLES OF CONSOLIDATION

Kent Electronics Corporation consolidates its accounts with those of its wholly-owned subsidiaries. All material intercompany transactions have been eliminated.

FISCAL YEAR

The Company's fiscal year ends on the Saturday closest to the end of March. The fiscal years ended April 1, 2000 and March 28, 1998 both consisted of 52 weeks. The fiscal year ended April 3, 1999 consisted of 53 weeks.

USE OF ESTIMATES

In preparing the financial statements in conformity with generally accepted accounting principles, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and revenues and expenses during the reporting period. Actual results could differ from those estimates.

CASH AND CASH EQUIVALENTS

The Company's presentation of cash includes cash equivalents. Cash equivalents are defined as short-term investments with maturity dates at purchase of ninety days or less. Cash equivalents include $105.2 million and $203.6 million invested in institutional money market funds at April 1, 2000 and April 3, 1999, respectively.

Securities purchased under agreements to resell (reverse repurchase agreements) result from transactions that are collateralized by negotiable securities and are carried at the amounts at which the securities will subsequently be resold. It is the policy of the Company not to take possession of securities purchased under agreements to resell. At April 3, 1999, agreements to resell securities in the amount of $3.3 million with a three-day maturity were outstanding.

Temporary investments may be greater than the cash and cash equivalents balance because they may be offset by individual bank accounts with a book overdraft position within the same bank where multiple accounts are maintained.

TRADING SECURITIES

The Company has classified all investment securities as trading securities which are measured at fair value in the financial statements with unrealized gains and losses included in earnings. Realized and unrealized gains and losses, included in other income, are reflected in the following table:

                                                   2000       1999       1998
                                                   ----       ----       ----
                                                          (In thousands)
Net unrealized loss on trading securities
     at beginning of year ......................   $--        $  54       $--
Increase in unrealized loss
     included in earnings during the year ......    --          327        54
Realized loss from sale of trading
     securities ................................    --         (381)       --
                                                   -----      -----       ---
Net unrealized loss on trading securities
     at end of year ............................   $--        $ --        $54
                                                   =====      =====       ===

INVENTORIES

Inventories are valued at the lower of cost (first-in, first-out) or market.

PROPERTY AND EQUIPMENT

Property and equipment are stated at cost. Depreciation and amortization are provided using the straight-line method over the estimated useful lives of the related assets. Leasehold improvements are amortized over the life of the lease or the service life of the improvements, whichever is shorter.

COST IN EXCESS OF NET ASSETS ACQUIRED

Cost in excess of net assets acquired represents the excess of the purchase price over the value of net assets acquired and is being amortized on a straight-line basis over 40 years. Management evaluates these costs for impairment whenever events or changes in circumstances indicate that the carrying amounts may not be recoverable. Impairment would be recognized if the carrying amounts of such costs cannot be recovered by the net cash flows they will generate.

REVENUE RECOGNITION

Revenues for product sales are recognized upon shipment of merchandise to customers. Revenues and anticipated profits under long-term contracts are recorded on the percentage of completion basis, under which a portion of the total contract price is accrued based on the ratio of costs incurred to estimated costs at completion. Revenues from maintenance contracts are recognized ratably over the life of the contracts, ranging from one to three years.

FAIR VALUE OF FINANCIAL INSTRUMENTS

The carrying amount of cash and cash equivalents, accounts receivable, accounts payable, accrued expenses and amounts included in other assets and liabilities meeting the definition of a financial instrument approximates fair value.

The fair value of the Company's long-term debt, including current maturities, was estimated to be $186.6 million at April 1, 2000, and $155.3 million at April 3, 1999, compared to a carrying value of $216.0 million at April 1, 2000 and $207.0 million at April 3, 1999. The fair value of marketable debt was based on quoted market prices and the fair value of other debt was based on the discounted present value of cash flows using the Company's estimated borrowing rate.

EARNINGS PER SHARE

Basic earnings per common share is computed using the weighted average number of shares outstanding. Diluted earnings per common share is computed using the weighted average number of shares outstanding adjusted for the incremental shares attributed to outstanding options to purchase common stock. Incremental shares of 0.8 million, 0.4 million and 1.5 million in 2000, 1999 and 1998, respectively, were used in the calculation of diluted earnings per common share. Options to purchase 0.1 million, 1.1 million and 0.4 million shares of common stock in 2000, 1999 and 1998, respectively, were not included in the computation of diluted earnings per common share because the option exercise price was greater than the average market price of the common stock. The calculation of earnings per share does not include approximately 4.2 million shares issuable upon conversion of the 4.5% Convertible Subordinated Notes because inclusion of such shares would be antidilutive.

STOCK-BASED COMPENSATION

The Company applies APB Opinion No. 25, "Accounting for Stock Issued to Employees," and related interpretations in accounting for its plans and does not recognize compensation expense for its stock-based compensation plans other than for options granted with exercise prices of less than the stock's market value at the date of grant. The footnotes include the pro forma disclosures of the effect on net income and earnings per share as if the fair value method suggested in Statement of Financial Accounting Standard No. 123, "Accounting for Stock-Based Compensation" had been applied.

UNAUDITED INTERIM FINANCIAL INFORMATION

In the opinion of management, the unaudited financial information for the interim periods presented contain all normal and recurring adjustments necessary to present fairly the Company's financial position, the results of its operations and its cash flows for the periods reported. Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles in the United States of America have been condensed or omitted. It is suggested that these unaudited interim financial statements be read in conjunction with the financial statements and footnotes thereto included herein. The results of operations for the thirty-nine weeks ended December 30, 2000 and January 1, 2000 are not necessarily indicative of the results expected for a full year.

                       DISCONTINUED OPERATIONS (UNAUDITED)

On October 10, 2000, the Company sold K*TEC Electronics Corporation, its contract manufacturing operation, for $237.2 million, consisting of $175.0 million in cash, a $50.0 million senior secured note, which was redeemed on January 26, 2001, and a $12.2 million unsecured note maturing on October 10, 2001. The unsecured note is subject to a post-closing adjustment based upon K*TEC's net asset value as of October 7, 2000. A pretax gain on the sale of K*TEC of approximately $30.0 million, $18.0 million after tax or $0.62 per diluted share, was recorded in the third quarter of fiscal 2001. The purchaser is disputing certain items in the closing balance sheet and the ultimate outcome is not determinable at this time; however, management believes it will not have a material effect on the financial statements of the Company. The net assets and operations of K*TEC are reflected as discontinued operations in the accompanying financial statements. Corporate, and shared general and administrative costs of the Company were not allocated to discontinued operations.

Certain information with respect to the discontinued operations of K*TEC is as follows:

                                                        Thirty-Nine Weeks Ended                      Fiscal Years Ended
                                                      ---------------------------         -----------------------------------------
(In thousands, except per share data)                 December 30,     January 1,         April 1,         April 3,        March 28,
                                                          2000            2000              2000             1999            1998
                                                        --------        ---------         --------        ---------        --------
Net sales ......................................        $211,939        $ 178,283         $251,101        $ 181,370         $241,099
                                                        --------        ---------         --------        ---------         --------
Earnings (loss) before
  income taxes .................................           8,861           (1,310)             928           (9,555)          34,065
Income taxes ...................................           3,544             (687)             100           (3,872)          13,093
                                                        --------        ---------         --------        ---------         --------
Earnings (loss) from
  discontinued operations ......................           5,317             (623)             828           (5,683)          20,972
Gain on disposal of discon-
  tinued operations, net of
  income taxes of $12,000 ......................          18,000             --               --               --               --
                                                        --------        ---------         --------        ---------         --------
Total discontinued operations,
  net of income taxes ..........................        $ 23,317        $    (623)        $    828        $  (5,683)        $ 20,972
                                                        ========        =========         ========        =========         ========
Earnings (loss) per common
  share from discontinued
  operations:
    Basic ......................................        $    .81        $    (.02)        $    .03        $    (.20)        $    .79
                                                        ========        =========         ========        =========         ========
    Diluted ....................................        $    .79        $    (.02)        $    .03        $    (.20)        $    .75
                                                        ========        =========         ========        =========         ========

                                                As of April 1, 2000           As of April 3, 1999
                                                -------------------           -------------------
Current assets ...........................           $105,280                       $ 75,579
Noncurrent assets ........................             67,757                         73,733
                                                     --------                       --------
Total assets .............................            173,037                        149,312
                                                     --------                       --------
Current liabilities ......................             29,242                         17,426
                                                     --------                       --------
Total liabilities ........................           $ 29,242                         17,426
                                                     --------                       --------
Net assets of K*TEC ......................           $143,795                       $131,886
                                                     ========                       ========

                              BUSINESS ACQUISITIONS

In November 1999, the Company acquired all the outstanding common stock of Orange Coast Datacomm, Inc., Orange Coast Cabling, Inc. and Go Telecomm, Inc., collectively known as Orange Coast, for an aggregate purchase price of approximately $17.7 million, which includes the issuance of an unsecured promissory note in the amount of $9.0 million. The note is due in principal installments of $4.0 million in January 2001, $4.0 million in January 2002 and $1.0 million in January 2003. Amounts outstanding under the note accrue interest at a rate of 4.5%. Orange Coast provided comprehensive end-to-end voice and data network solutions to major corporations from offices in Irvine and Santa Clara, California.

In June 1999, the Company acquired certain assets and assumed certain liabilities of Advacom, Inc. (Advacom) for a cash purchase price of $33.0 million plus the assumption of approximately $21.8 million of interest bearing obligations which were retired on the day of closing. Advacom was a Pennsylvania based distributor of electronic connectors, and passive and electromechanical components.

In April 1999, the Company acquired all the outstanding common stock of SabreData, Inc. (SabreData) for a cash purchase price of $31.0 million plus the assumption of approximately $2.2 million of interest bearing obligations which were subsequently retired. SabreData was a Texas based network integrator.

The Company has accounted for these acquisitions using the purchase method of accounting, and accordingly, the acquired assets and liabilities have been recorded at their estimated fair values at the date of acquisition. The operating results arising from the acquisitions are included in the consolidated statements of earnings from the acquisition date.

The following unaudited pro forma consolidated results of operations assume that the purchase acquisitions occurred on March 29, 1998. The pro forma results have been prepared for comparative purposes only and do not purport to indicate the results of operations which would actually have occurred had the combination been in effect, or which may occur in the future.

                                                           2000          1999
                                                        -----------   -----------
                                                             (In thousands)
Net sales ...........................................   $   774,190   $   622,926
Earnings from continuing operations .................        16,176         3,727
Earnings from continuing operations per common share:
   Basic ............................................   $      0.58   $      0.13
   Diluted ..........................................   $      0.56   $      0.13

                               ACCOUNTS RECEIVABLE

The Company's allowance for doubtful accounts was $0.9 million at April 1, 2000, $1.0 million at April 3, 1999 and $1.2 million at March 28, 1998. The provision for allowance was $0.6 million in 2000, $0.1 million in 1999 and $0.3 million in 1998. Charge-offs, net of recoveries, were $0.6 million in 2000, $0.3 million in 1999 and $0.4 million in 1998.

                                  OTHER ASSETS

At April 1, 2000, other current assets included $3.0 million of receivables from certain officers and directors of the Company. At April 3, 1999, other current assets and other assets included $1.4 million and $1.8 million, respectively, of such receivables.

                                  INCOME TAXES

The Company accounts for income taxes using the liability method. Under the liability method, deferred tax assets and liabilities are determined based on the difference between the financial statement and tax bases of assets and liabilities as measured by the enacted tax rates which will be in effect when these differences reverse. Deferred tax expense is the result of changes in deferred tax assets and liabilities.

The provision for income taxes consisted of the following:

                                                   2000           1999           1998
                                                 -------         -------       -------
                                                              (In thousands)
Current ...................................      $11,104         $ 2,278       $ 5,921
Tax reduction for exercise of stock options
    credited to stockholders' equity ......          307           3,944         7,218
Deferred ..................................          281          (2,238)       (3,491)
                                                 -------         -------       -------
                                                 $11,692         $ 3,984       $ 9,648
                                                 =======         =======       =======

A reconciliation of income taxes computed at the statutory federal income tax rate and income taxes reported in the consolidated statements of earnings follows:

                                                                 2000            1999        1998
                                                                -------         ------      ------
                                                                           (In thousands)
Tax at statutory rate.....................................      $10,190         $3,447      $8,436
Increases (reductions)
      State income taxes, net of federal tax effect.......        1,047            245         937
        Other-net.........................................          455            292         275
                                                                -------         ------      ------
Income taxes as reported..................................      $11,692         $3,984      $9,648
                                                                =======         ======      ======

Net deferred tax liabilities at April 1, 2000 and April 3, 1999 consist of the following:

                                                           2000          1999
                                                         --------      --------
                                                             (In thousands)
Current deferred asset
   Allowance for doubtful accounts .................     $    341      $    345
   Accounts receivable basis differences ...........          348          --
   Capitalization of additional inventory costs ....        3,204         2,012
   Inventory reserve................................          444          --
   Accrued expenses not currently deductible,
       net of reversals ............................        1,360           597
   Net operating losses ............................        1,217         1,233
   Other ...........................................          468            29
                                                         --------      --------
                                                         $  7,382      $  4,216
                                                         ========      ========
Long-term deferred liability
   Fixed asset basis differences ...................     $(13,906)     $(10,823)
   Deductible goodwill .............................         (940)         (274)
   Stock compensation ..............................          534           446
   Net operating losses ............................           60           143
   Deferred compensation ...........................        2,411         1,973
   Other ...........................................           17            24
                                                         --------      --------
                                                         $(11,824)     $ (8,511)
                                                         ========      ========

Acquired net operating losses of approximately $0.3 million at April 1, 2000, expire in various amounts through 2003, and are subject to annual usage limitations. State tax loss carryforwards of approximately $26.1 million at April 1, 2000, expire primarily in 2004.

The current deferred asset is included in other current assets in the accompanying balance sheets.

                                      DEBT

In September and October 1997, the Company issued $207.0 million of 4.5% Convertible Subordinated Notes due 2004 (the "Notes"). The Notes are convertible into Kent common stock at a conversion price of $49.53 per share, subject to adjustment in certain events. Interest is payable semi-annually on March 1 and September 1 of each year, and the Notes are redeemable at the option of the Company at set redemption prices (which range from 100.64% to 102.57% of principal), plus accrued interest, beginning September 6, 2000.

                          COMMITMENTS AND CONTINGENCIES

The Company conducts a portion of its operations in leased office, warehouse, and manufacturing facilities and also leases transportation equipment. Rent expense for continuing operations for 2000, 1999 and 1998 was approximately $5.4 million, $3.9 million and $3.5 million, respectively. Including discontinued operations, total rent expense for 2000, 1999 and 1998 was approximately $6.1 million, $4.5 million and $4.1 million, respectively.

As of April 1, 2000, the Company's minimum rental commitments under noncancelable operating leases net of amounts assigned to discontinued operations were $5.9 million in 2001; $5.1 million in 2002; $3.5 million in 2003; $1.9 million in 2004; $0.7 million in 2005 and $0.1 million thereafter.

The Company has instituted a self-insurance program for employees' major medical coverages. Claims under the self-insurance program are insured for amounts greater than $0.1 million per employee. The aggregate annual self-insured amount varies based on participant levels and was limited to approximately $4.7 million for continuing operations as of April 1, 2000. Claims are accrued as incurred and the total expense under the program for continuing operations was approximately $4.0 million, $3.5 million and $2.3 million in 2000, 1999 and 1998, respectively.

The Company is engaged in litigation occurring in the normal course of business. In the opinion of management, based upon advice of counsel, the ultimate outcome of these lawsuits will not have a material impact on the Company's consolidated financial statements.

The Company has severance agreements with certain executive officers that become operative only upon a change in control of the Company. Compensation which may be payable under these agreements has not been accrued in the consolidated financial statements as a change in control, as defined, has not occurred.

                              STOCKHOLDERS' EQUITY

FAIR PRICE PROVISION

The Company has adopted a fair price provision relating to certain business combinations. The fair price provision provides that, except in certain circumstances, a business combination between the Company and an interested shareholder must be approved by the affirmative vote of the holders of 80% of the outstanding voting stock, unless certain pricing and procedural requirements regarding the business combination are satisfied.

STOCKHOLDER RIGHTS PLAN

Under the Company's stockholder rights plan, there is one equity purchase right associated with each outstanding share of the Company's common stock. Upon the occurrence of certain events, each right would entitle the holder to purchase, at a price of $100, one one-hundredth of a share of the Company's Series A Preferred Stock. Additionally, under certain circumstances, each holder of rights may be entitled to purchase either the Company's common stock or securities of an acquiring entity at half of market value.

                           STOCK OPTIONS AND WARRANTS

At April 1, 2000, the Company had nonqualified stock option plans which allow for the grant of 3.5 million common shares for options, of which 0.8 million are available for future grants. Options granted under the plans have a maximum term of 15 years and are exercisable under the terms of the respective option agreements. Under some plans, options may be granted with exercise prices of less than the stock's market value at the date of grant. On September 1, 1998, the Stock Option Committee of the Company's Board of Directors approved a stock option repricing program whereby each eligible stock option was amended to have an exercise price equal to $8.94, the closing market price of the Company's common stock on that date. Options held by the Company's directors and executive officers were excluded from the repricing program. As a result, approximately
0.6 million options were amended. The terms during which the amended stock options may be exercised were extended two years for approximately 0.4 million options. All other terms and conditions remained the same. A summary of the Company's stock option activity and related information follows:

                                                              2000                       1999                        1998
                                                     ------------------------   -------------------------    ----------------------
                                                                   Weighted                   Weighted                     Weighted
                                                                   average                     average                      average
                                                                   exercise                    exercise                    exercise
(In thousands, except per share data)                Options        price         Options        price        Options       price
                                                     --------     -----------   ----------     ----------    ----------    --------
Outstanding at beginning of
  year ......................................         2,253         $14.47         2,736         $15.16         3,435         $12.00
Granted .....................................           959          14.01           469           9.94           506          23.94
Exercised ...................................          (362)         13.20          (782)          5.00          (929)          7.37
Lapsed/forfeited ............................          (198)         14.19          (170)         17.91          (276)         17.58
                                                     ------         ------        ------         ------        ------         ------
Outstanding at end of year ..................         2,652         $14.51         2,253         $14.47         2,736         $15.16
                                                     ======         ======        ======         ======        ======         ======
Exercisable at end of year ..................           983         $16.67         1,008         $16.86         1,357         $11.38
                                                     ======         ======        ======         ======        ======         ======

The following table summarizes the weighted average fair value per share at date of grant of options granted during the year:

                                       2000                               1999                                1998
                        -------------------------------    --------------------------------    --------------------------------
                           Weighted       Weighted           Weighted        Weighted           Weighted         Weighted
                            average        average           average          average            average          average
                          fair value    exercise price      fair value     exercise price      fair value      exercise price
                        -------------  ----------------    ------------   -----------------    ------------   -----------------
Exercise price equals
  market price.........    $  7.16        $  14.01           $   4.98          $9.94              $ 9.54           $ 23.94

The following table summarizes significant ranges of outstanding and exercisable options at April 1, 2000:


                                                           Options Outstanding                            Options Exercisable
                                          ---------------------------------------------------------   ----------------------------
                                                            Weighted average
                                                             remaining life        Weighted average                Weighted average
  (In thousands, except per share data)      Options           (in years)           exercise price      Options     exercise price
                                          -------------   ----------------------  -----------------   -----------  ---------------
  Range of exercise prices
  $ 6.96 - $10.44.........................     841                7.42                 $ 8.93              222          $ 9.44
  $11.78 - $17.67.........................     775                7.36                  12.45              190           12.41
  $18.00 - $27.00.........................     986                4.03                  19.90              521           19.61
  $29.63 - $44.44.........................      50                1.90                  34.28               50           34.28
                                            -------                                                      -----
                                             2,652                                                         983
                                            =======                                                      =====

The fair value of options at the date of grant was estimated using the Black-Scholes option pricing model with the following weighted average assumptions:

                                    2000               1999             1998
                                 ----------         ----------       -----------
Expected life...................  3.5 years          3.7 years         2.6 years
Interest rate...................  5.6%               5.0%              5.8%
Volatility...................... 65.9%              65.1%             58.3%
Dividend yield..................  0.0%               0.0%              0.0%

Stock-based compensation costs would have reduced net earnings by approximately $2.3 million, $3.3 million and $1.8 million in 2000, 1999 and 1998, and $0.08,
$0.12 and $0.07 per basic and diluted share if the fair values of the options granted in those years had been recognized as compensation expense over the vesting period of the grant.

In February 2000, the Company issued five-year warrants at the exercise price of $22.81 for the purchase of 0.3 million shares of the Company's common stock in conjunction with the award from a customer of a three-year manufacturing contract. As of the effective date of the sale of K*TEC, the warrants were immediately vested. The estimated fair value of the warrants was recorded in additional paid-in capital and the related expense was recorded against the gain on the sale of K*TEC.

           TAX-DEFERRED SAVINGS AND RETIREMENT PLAN AND OTHER BENEFITS

The Company sponsors a Tax-Deferred Savings and Retirement Plan (the Plan) covering substantially all employees. Under the Plan, a participating employee may allocate up to 12% of salary, and the Company makes matching contributions of up to 3% thereof. Additionally, the Company may elect to make additional contributions at its option. Such contributions accrue to employee accounts regardless of whether they have elected to participate in the salary deferral option of the Plan. The Company contributed approximately $1.3 million, $0.9 million and $0.7 million to the Plan in 2000, 1999 and 1998, respectively, net of amounts attributed to discontinued operations.

The Company has a deferred compensation plan whereby the participant may elect to defer a maximum of 100% of compensation. The amount of deferred compensation has been deposited in a trust, and accordingly the assets of the trust are included in other assets and the deferred compensation liability is included in other long-term liabilities.

The Company has a deferred benefit plan whereby the participant will receive minimum annual payments subsequent to retirement of the participant for the greater of 15 years, participant's life or the life of participant's spouse. Annual expenses will be approximately $2.3 million through March 31, 2001, based on accruing the present value of the minimum benefits through the date the participant vests in the payments.

        EVENTS SUBSEQUENT TO FISCAL YEAR ENDED APRIL 1, 2000 (UNAUDITED)

On March 21, 2001, Avnet, Inc. and the Company entered into an Agreement and Plan of Merger, which sets forth the terms and conditions of the proposed merger of a subsidiary of Avnet with and into the Company (the "Merger") pursuant to which the Company will survive the Merger and will become a wholly owned subsidiary of Avnet. The Merger is expected to be accounted for as a pooling of interests transaction. Consummation of the Merger is subject to various conditions, including the approval by both Avnet's and the Company's stockholders and the receipt of required regulatory approvals.

On May 22, 2000, the Company sold certain assets of its specialty wire and cable redistribution business. The Company believes that this transaction is consistent with its strategy of strengthening its core operations and effectively deploying its resources to serve high growth applications. The Company's redistribution assets which were sold generated annual revenues of approximately $93.2 million, representing 12.5% of the Company's total sales from continuing operations for the fiscal year ended April 1, 2000.

                      QUARTERLY FINANCIAL DATA (UNAUDITED)

The following is a summary of unaudited quarterly financial data of continuing operations for fiscal years 2000, 1999 and 1998:

                                                        First            Second              Third             Fourth
                                                      Quarter            Quarter            Quarter            Quarter
                                                      --------           --------           --------           --------
                                                           (In thousands, except per share data)
Year ended April 1, 2000
Net sales ....................................        $150,200           $173,473           $198,328           $220,836
Gross profit .................................          30,840             34,843             43,675             46,941
Earnings from continuing operations ..........           2,796              2,449              6,199              5,979
Earnings from continuing operations
   per common share:
   Basic .....................................             .10                .09                .22                .21
   Diluted ...................................             .10                .09                .21                .20
                                                      --------           --------           --------           --------
Year ended April 3, 1999
Net sales ....................................        $115,986           $107,575           $108,509           $123,624
Gross profit .................................          25,428             23,126             24,169             26,734
Earnings from continuing operations ..........           2,290                415              1,005              2,155
Earnings from continuing operations
   per common share:
   Basic .....................................             .08                .01                .04                .08
   Diluted ...................................             .08                .01                .04                .08
                                                      --------           --------           --------           --------
Year ended March 28, 1998
Net sales ....................................        $ 98,949           $102,723           $107,280           $109,349
Gross profit .................................          23,244             24,476             26,684             26,320
Earnings from continuing operations ..........           3,466              3,373              3,807              3,808
Earnings from continuing operations
   per common share:
   Basic .....................................             .13                .13                .14                .14
   Diluted ...................................             .12                .12                .13                .14
                                                      --------           --------           --------           --------